Exhibit 99.1

For Immediate Release

Investor Contact:	Media Contact:
Inspire Pharmaceuticals, Inc.	BMC Communications
Jenny Kobin	Dan Budwick
VP, Investor Relations and Corporate Communications	(212) 477-9007, Extension 14
(919) 941-9777, Extension 219

Thomas R. Staab, II
Chief Financial Officer
(919) 941-9777, Extension 267

INSPIRE REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

-Third Quarter Revenue Up 26% -

DURHAM, NC - November 7, 2007 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the third quarter ended September 30, 2007, reporting a 26% increase in third quarter revenues as compared to 2006 and a net loss of $13.7 million, or ($0.32) per share.

In August 2007, Inspire launched AzaSite™ (azithromycin ophthalmic solution) 1% in the United States for the treatment of bacterial conjunctivitis.

Total revenue for the third quarter of 2007 was $12.2 million, as compared to $9.7 million for the third quarter of 2006. AzaSite revenue totaled approximately $1.1 million in the first fifty days of its launch. An additional $1.1 million has also been recorded as deferred revenue until certain criteria are met related to AzaSite sale transactions with special launch provisions. Co-promotion revenue on net sales of Restasis® (cyclosporine ophthalmic emulsion) 0.05% for the third quarter of 2007 was $6.5 million, a 52% increase compared to $4.3 million recognized in the third quarter of 2006. Continued prescription growth, an increase in Inspire’s entitled co-promotion percentage and the normal annual price increase generated significant growth in this revenue stream. Due to an increasingly competitive market environment, co-promotion revenue from net sales of Elestat® (epinastine HCl ophthalmic solution) 0.05% for the third quarter of 2007 was $4.6 million, a decrease from $5.4 million recognized in the third quarter of 2006.

Total revenue for the nine months ended September 30, 2007 was $34.8 million and was comprised of $33.7 million in co-promotion revenue from Elestat and Restasis and $1.1 million revenue recognized on sales of AzaSite. Total revenue for the nine months ending September 30, 2007 reflected a $6.2 million increase over $28.6 million for the same nine-month period in 2006, for which total revenue was comprised of both co-promotion and collaborative research and development revenue.

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

Operating expenses for the third quarter of 2007 totaled $26.6 million, a 47% increase compared to $18.1 million for the same period in 2006. The increase in operating expenses, as compared to the third quarter of 2006, was primarily due to increased operating costs associated with launching AzaSite, whereby sales and marketing expenses increased $8.1 million and the Company recorded cost of sales of $603,000.

Operating expenses for the nine months ended September 30, 2007 were $82.0 million, compared to $58.7 million for the same period in 2006. The increase in the nine-month 2007 operating expenses, as compared to the same period in 2006, was primarily due to a $12.4 million increase in sales and marketing expenses associated with the launch and commercialization of AzaSite during the third quarter and a $12.3 million increase in research and development expenses, which reflected a $13.0 million milestone payment in the first quarter of 2007 upon the Company’s licensing U.S. and Canadian commercialization rights of AzaSite. Stock-based compensation expenses were $901,000 and $2.0 million for the third quarter and nine months ended September 30, 2007, as compared to $417,000 and $1.1 million, respectively, for the same periods in 2006.

For the third quarter ended September 30, 2007, the Company reported a net loss of $13.7 million, or ($0.32) per share, as compared to a net loss of $7.2 million, or ($0.17) per share, for the same period in 2006. The net loss for the nine months ended September 30, 2007 was $45.7 million, or ($1.08) per share, as compared to a net loss of $26.6 million, or ($0.63) per share, for the same period in 2006.

Cash, cash equivalents and investments totaled $131.4 million at September 30, 2007, which reflected a $29.1 million net increase of cash and investments during the first nine months of 2007, as a result of an increase in net borrowings of $17.9 million and net proceeds from the sale of Exchangeable Preferred Stock to Warburg Pincus of $73.6 million. The Company utilized $10.8 million of cash in the third quarter for its operations, excluding any proceeds from the sale of equity.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, stated, “Over the past several months, we have accomplished several important milestones. First, we enhanced our balance sheet with a significant investment from Warburg Pincus, enabling the progression of our commercial and clinical development plans. Second, we completed the expansion of our commercial team and launched AzaSite, a new product for the treatment of bacterial conjunctivitis, adding a new ophthalmic product for our core customers. Finally, we are making progress in our clinical pipeline, including completion of enrollment in TIGER-1, our first Phase 3 trial of denufosol for cystic fibrosis with top-line results expected by mid 2008, preparation for a Phase 3 trial of epinastine nasal spray, and initiation of additional clinical work on Prolacria™.”

422 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

Recent Updates Include (August 9, 2007 through November 6, 2007):

Ophthalmology Research & Development

•

Initiated additional clinical work in dry eye program under recent agreement with Ophthalmic Research Associates (ORA) to study Prolacria using ORA’s proprietary dry eye model, including conducting preliminary clinical work to determine an appropriate trial design to be used in a potential pivotal trial; based on current plans, Inspire expects to report on the status of the dry eye program by the third quarter of 2008.

Respiratory/Allergy Research & Development

•	Completed patient enrollment in TIGER-1, Inspire’s first of two planned pivotal Phase 3 clinical trials with denufosol for the treatment of cystic fibrosis (CF);

•

Initiated plans for TIGER-2, the second planned Phase 3 clinical trial with denufosol; announced plans to begin a staged approach in terms of enrollment in TIGER-2, with select U.S. and Canadian sites enrolling patients in the early part of 2008 and additional international site enrollment expected to begin in the second half of 2008; and

•	Inspire scientists and collaborators presented scientific and clinical information from four denufosol-related abstracts at the North American Cystic Fibrosis (NACF) Conference.

Sales and Marketing

•	Launched AzaSite™ in the United States on August 13th;

•

In collaboration with Allergan, Inc. increased prescription volume of Restasis®, the only approved prescription treatment for dry eye in the United States; Allergan reported third quarter net sales of Restasis of $88.2 million, representing a 27% increase over the same period in 2006; and

•	Reported approximately 9% market share for Elestat® in the total branded U.S. allergic conjunctivitis market for the three months ended September 30, 2007, based on prescription data from IMS Health.

Corporate

•

Received stockholder approval for the exchange of 140,186 shares of Series A Exchangeable Preferred Stock, sold to the Warburg Pincus Private Equity IX Fund, into 14,018,600 shares of common stock. In conjunction with this exchange, Inspire will record an $8.3 million deemed non-cash dividend in the fourth quarter of 2007 associated with an embedded beneficial conversion feature in the Series A Exchangeable Preferred Stock.

The Company believes that the 2007 operating guidance issued previously on August 8, 2007 continues to be appropriate. Accordingly based upon current revenue trends, Inspire expects to record aggregate revenue in the range of $47-57 million. In addition, Inspire continues to believe that total operating expenses will be in the range of $115-130 based upon remaining 2007 operating plans and activities. The expected cash usage for the remaining three months of 2007 is expected to be in the range of $10-20 million.

422 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

Inspire will host a conference call and live webcast to discuss its third quarter 2007 financial results on Wednesday, November 7th at 10:00 a.m. ET. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 21783509. A live webcast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference call will be available until November 21, 2007. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number is 21783509.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire employs a U.S. sales force for the promotion of AzaSite™ (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Inspire is focused on the therapeutic areas of ophthalmology and respiratory/allergy, and is developing products for dry eye, cystic fibrosis, allergic rhinitis and glaucoma. Elestat, Restasis and Prolacria are registered trademarks owned by Allergan, Inc. AzaSite is a trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: future revenues and expenses associated with the commercialization of AzaSite including the Company’s ability to meet the criteria related to recording the deferred AzaSite revenue and the timing such deferred revenue will be recorded, if ever; the general ability of the Company to leverage its clinical and commercial successes; the general progress of the Company’s development pipeline; the timing or outcome of any preliminary clinical work to determine appropriate trial design regarding the Prolacria program; any additional clinical trial and toxicology work, or discussions with the FDA regarding the epinastine nasal spray program; the timing or outcome of the TIGER-1 clinical trial, including the timing of announcement of top-line results; the timing, outcome, length or size of the TIGER-2 clinical trial, including the sites and the timing of enrollment; the amount of net sales of Restasis recorded by Allergan in 2007; and the Company’s 2007 financial results, including, without limitation, aggregate revenue, total operating expenses, as well as the use of cash in 2007. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no

422 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

— Financial tables follow —

422 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Product sales, net	$1,122	$—	$1,122	$—
Product co-promotion	11,091	9,702	33,656	27,357
Collaborative research and development	—	—	—	1,250

Total revenue	12,213	9,702	34,778	28,607

Operating expenses:
Cost of sales	603	—	603	—
Research and development	8,071	8,209	38,811	26,491
Selling and marketing	14,313	6,210	32,181	19,763
General and administrative	3,614	3,633	10,380	12,413

Total operating expenses	26,601	18,052	81,975	58,667

Loss from operations	(14,388)	(8,350)	(47,197)	(30,060)
Other income (expense):
Interest income	1,584	1,203	3,472	3,596
Interest expense	(890)	(28)	(1,935)	(86)
Loss on investments	—	—	(26)	(29)

Other income, net	694	1,175	1,511	3,481

Net loss	$(13,694)	$(7,175)	$(45,686)	$(26,579)

Basic and diluted net loss per common share	$(0.32)	$(0.17)	$(1.08)	$(0.63)

Weighted average common shares used in computing basic and diluted net loss per common share	42,413	42,238	42,364	42,223

422 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

(in thousands)

	September 30, 2007	December 31, 2006
Cash, cash equivalents and investments	$131,391	$102,281
Trade receivables	13,518	8,245
Inventories, including consignment	910	—
Working capital	109,299	89,655
Total assets	172,951	116,699
Deferred revenue	1,059	—
Debt, including current portion	39,260	21,357
Total stockholders’ equity	35,052	78,371
Shares of Series A Exchangeable Preferred Stock outstanding	140	—
Shares of common stock outstanding	42,414	42,238

# # #

422 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797